Red River Bancshares, Inc. Mourns Passing of
Longtime Board Member F. William Hackmeyer, Jr.

ALEXANDRIA, La., Jan. 5, 2021 (GLOBE NEWSWIRE) – It is with deep sadness that we announce the passing of F. William Hackmeyer, Jr., director of Red River Bancshares, Inc. (Nasdaq: RRBI), the parent company of Red River Bank. Mr. Hackmeyer passed away on Sunday, January 3, 2021, in Santa Rosa Beach, Florida.

“It is with great sadness that I announce the passing of our friend and board member, Bill Hackmeyer. Bill was one of our founding directors and a trusted advisor. His extensive commercial real estate experience and long history with the bank made him an excellent board member. His passion and commitment to our company, and his guidance and support of management, will be greatly missed,” said Blake Chatelain, President and CEO of Red River Bancshares, Inc. and Red River Bank. “On behalf of the entire Red River Bank family, we extend our deepest condolences to all members of the Hackmeyer family,” said Mr. Chatelain.

About Red River Bancshares, Inc.
Red River Bancshares, Inc. is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of our commercial and retail customers. Red River Bank operates from a network of 25 banking centers throughout Louisiana and one combined loan and deposit production office in Lafayette, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area (“MSA”); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; and the Northshore, which includes Covington.
Contact:
Julia Callis
Vice President, Corporate Counsel & Investor Relations Officer
julia.callis@redriverbank.net
318-561-4042

###